Footnote continued from previous page

Footnote continued Rule 424(b)(3) File Nos. 333-82583 and 333-82583-01 Rule 424(b)(3) File Nos. 333-82583 and 333-82583-01

PRICING SUPPLEMENT NO. 1 DATED June 20, 2000
(To Prospectus Dated June 8, 2000, as Supplemented June 15, 2000)

                          COUNTRYWIDE HOME LOANS, INC.

                           Medium-Term Notes, Series I

                   Due Nine Months or More From Date of Issue

                     Payment of Principal, Premium, if any,

              and Interest Fully and Unconditionally Guaranteed by

                       COUNTRYWIDE CREDIT INDUSTRIES, INC.

                               Floating Rate Notes

Trade Date: June 20, 2000 Book Entry:  |x| Issue Price:  Variable  Certificated:
|_| Original Issue Date: June 23, 2000 Principal Amount: $55,000,000 Stated Maturity Date: June 25, 2001 Net Proceeds: $54,972,500 Specified Currency: U.S. Dollars
Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate Cost of Funds Rate |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate |_| CMT Rate |x| LIBOR |_| Other Telerate Page 3750

Exchange Rate Agent:       N/A

Minimum  Denomination:  $1,000 Maximum Interest Rate: N/A Initial Interest Rate:
6.815% Minimum Interest Rate: N/A Interest Determination Dates: Two London Business Days Interest Factor Convention: N/A prior to each Interest Payment Date
Index Maturity: 3 months Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 5 basis points Interest Payment Dates: Quarterly, on the 25th day of Spread Multiplier: N/A March, June, September, December, commencing September
                           25, 2000

Fixed Rate Commencement Date: N/A Fixed Interest Rate: N/A

Agent:        Chase Securities Inc., as principal
Calculation Agent:        The Bank of New York

Redemption: Repayment: Check box opposite applicable paragraph: Check box opposite applicable paragraph: |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be repaid prior to maturity. |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
Initial   Redemption  Date:   Optional   Repayment  Dates:   Initial  Redemption
Percentage: Annual Redemption Percentage Reduction, if any:
Additional/Other Terms:             N/A



         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of February 29, 2000, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $46,152,000 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home Loans had $8,081,216,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.